AMENDMENT AGREEMENT

This Amendment Agreement dated effective as of June 25, 2018 (this “Agreement”) between Business Instincts Group Inc. (“BIG”) and ICOx Innovations Inc. (“ICOx”).

WHEREAS:

A.       BIG and ICOx are parties to that certain Business Services Agreement dated October 18, 2017 (the “BSA”) (each, a “Party” and together, the “Parties”); and

B.       The Parties wish to amend the BSA on the terms and conditions of this Agreement.

THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties agree as follows:

1.       Interpretation

1.1.       All capitalized terms in this Agreement not otherwise defined shall have the meanings as specified in the BSA.

2.       Amendment

2.1.	Each of the Parties agree that Schedule A is amended as follows:

(a)	the Base Fee be increased from $35,000 to $105,000 per month effective as of June 1, 2018; and

(b)	the following be added to Schedule A:

“In addition to the above fees, the Client agrees to pay BIG a bonus of $280,000 payable on or before June 30, 2018.”

3.        Miscellaneous

3.1.       The execution and delivery of this Agreement by the Parties and all other agreements and instruments as contemplated in this Agreement have been duly authorized by all necessary corporate action, and do not conflict with either Party’s constating documents or agreements or instruments of such Party.

3.2.       Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of United States.

3.3.       This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia.

3.4.       This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all of the Parties.

3.5.       Except as amended hereby, each of the Parties agree that the BSA continues to be binding, unchanged, and in full force and effect. Upon execution of this Agreement by each of the Parties, the BSA and this Agreement will be read and construed as one agreement (together, the “Amended Agreement”). The Amended Agreement contains the entire understanding of the Parties with respect to the subject matter of this Agreement and the BSA and cancels and supersedes any prior understandings, agreements, negotiations and discussions, whether written or oral, between the Parties.

3.6.       The Parties agree to execute and deliver such further and other papers, cause such meetings to be held and resolutions passed enacted, exercise their vote and influence, and do and perform and cause to be done and performed, such further and other acts and things that may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

3.7.       This Agreement may be executed in any number of counterparts (including counterparts by facsimile or other electronic transmission) and all such counterparts taken together will be deemed to constitute one and the same instrument. The Party sending the facsimile or other electronic transmission will also deliver the original signed counterpart to the other Party, however, failure to deliver the original signed counterpart shall not invalidate this Agreement.

IN WITNESS WHEREOF the Parties have executed this Amendment Agreement on June 26, 2018.

ICOX INNOVATIONS INC.

By:	/s/ Michael Blum
Name:	Michael Blum
Title:	Chief Financial Officer

BUSINESS INSTINCTS GROUP INC.

By:	/s/ Cameron Chell
Name:	Cameron Chell
Title:	Chief Executive Officer